Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 25, 2007	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2006 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

SANTA CLARA, Calif. —January 25, 2007 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2006.

Consolidated net income for the fourth quarter of 2006 totaled $28.4 million, which represents an increase of $3.2 million or 12.7 percent, compared to consolidated net income of $25.2 million for the third quarter of 2006, and an increase of $2.8 million or 10.9 percent, compared to consolidated net income of $25.6 million for the fourth quarter of 2005.

Consolidated net income totaled $89.4 million for the year ended December 31, 2006, which represents a decrease of $3.1 million or 3.4 percent, compared to $92.5 million for the year ended December 31, 2005.  The 2006 results include a net of tax charge of $10.4 million due to impairment of goodwill.

Earnings per diluted common share (EPS) were $0.77 for the fourth quarter of 2006, which represents an increase of 13.2 percent, compared to EPS of $0.68 for the third quarter of 2006, and an increase of 14.9 percent, compared to EPS of $0.67 for the fourth quarter of 2005.  EPS for 2006 were $2.38, compared to EPS of $2.40 for 2005.

Non-GAAP consolidated net income for the year ended December 31, 2006 was $99.8 million, compared to $92.5 million for the year ended December 31, 2005.  Non-GAAP consolidated net income for 2006 excludes a net of tax charge of $10.4 million due to impairment of goodwill.  Non-GAAP consolidated net income for 2005 had no similar items.  A complete reconciliation between non-GAAP consolidated net income and GAAP consolidated net income for the years ended December 31, 2006 and 2005 is provided in an attached table under the section “Use of Non-GAAP Financial Measure”.

Fourth Quarter 2006 Highlights

•                  Net interest income increased by $3.2 million to $93.0 million in the fourth quarter of 2006 from $89.8 million in the third quarter of 2006.

•                  Net interest margin increased to 7.50 percent in the fourth quarter of 2006 from 7.45 percent in the third quarter of 2006.

•                  The yield on the Company’s loan portfolio increased to 10.57 percent for the fourth quarter of 2006 from 10.49 percent in the third quarter of 2006.

•                  Noninterest income increased by $14.9 million in the fourth quarter of 2006 to $45.9 million from $31.0 million in the third quarter of 2006.

•                  Noninterest expense increased by $8.2 million to $83.2 million in the fourth quarter of 2006 from $75.0 million in the third quarter of 2006.

•                  Quarterly average loans outstanding totaled $3.15 billion for the fourth quarter of 2006, which represents an increase of $175.6 million or 5.9 percent, compared to the third quarter of 2006, and surpassed the $3 billion mark for the first time in the Company’s history.

•                  Period end total assets surpassed the $6 billion mark for the first time in the Company’s history.

•                  The Company repurchased 200,000 shares of its common stock during the fourth quarter of 2006 at an aggregate cost of $9.5 million under its stock repurchase program.

2006 Highlights

•                  Net interest income increased by $53.2 million to $352.5 million in 2006 from $299.3 million in 2005.

•                  Net interest margin increased to 7.38 percent in 2006 from 6.46 percent in 2005.

•                  The yield on the Company’s loan portfolio increased to 10.37 percent in 2006 from 9.26 percent in 2005.

•                  Noninterest income increased by $23.7 million to $141.2 million in 2006 from $117.5 million in 2005.

•                  Noninterest expense increased by $62.6 million to $322.5 million in 2006 from $259.9 million in 2005. Noninterest expense in 2006 included a pre-tax charge of $18.4 million due to impairment of goodwill.

•                  Average loans outstanding totaled $2.88 billion in 2006, which represents an increase of $513.7 million or 21.7 percent, compared to 2005.

•                  The Company repurchased 2,144,415 shares of its common stock at an aggregate cost of $103.8 million under its stock repurchase program in 2006.

“2006 marks another year of strong operating results.  Our impressive loan growth and credit quality speak to SVB Financial Group’s unique ability to assess and manage risk effectively in the dynamic markets we serve,” said Kenneth Wilcox, president and CEO of SVB Financial Group.  “As we work toward an ideal balance of compelling growth and effective cost control, we are using that expertise to pursue new kinds of clients in previously untapped markets that will ultimately be an important source of new revenue.”

Selected Financial Results

	For the three months ended					For the year ended
				% Change from
(Dollars in millions, except per share amounts)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	% Change

EPS — Diluted	$0.77	$0.68	$0.67	13.2%	14.9%	$2.38	$2.40	(0.8)%
Net Income	28.4	25.2	25.6	12.7	10.9	89.4	92.5	(3.4)
Average Total Assets	$5,579.2	$5,405.6	$5,303.6	3.2	5.2	$5,387.4	$5,189.8	3.8
Return on Average Assets (1)	2.0%	1.8%	1.9%	11.1	5.3	1.7%	1.8%	(5.6)
Return on Average Equity (1)	18.2%	17.2%	18.3%	5.8	(0.5)	15.2%	17.1%	(11.1)
Average Loans, Net of Unearned Income and Allowance for Loan Losses	$3,151.6	$2,976.0	$2,592.0	5.9	21.6	$2,882.1	$2,368.4	21.7
Average Investment Securities	1,520.9	1,585.6	1,941.8	(4.1)	(21.7)	1,684.2	1,984.2	(15.1)
Average Deposits	3,830.7	3,833.9	4,137.0	(0.1)	(7.4)	3,921.9	4,166.5	(5.9)
Average Short-Term Borrowings (2)	566.2	523.4	179.8	8.2	214.9	400.9	69.5	476.8
Average Other Long-Term Debt (3)	69.5	0.8	4.0	—	—	17.7	8.0	121.3
Fully Taxable Equivalent:
Net Interest Income (4)	$93.4	$90.2	$81.5	3.5	14.6	$354.1	$301.3	17.5
Net Interest Margin	7.50%	7.45%	6.78%	0.7	10.6	7.38%	6.46%	14.2
Period End Prime Rate	8.25	8.25	7.25	—	13.8	8.25	7.25	13.8
Average SVB Prime Lending Rate	8.25%	8.25%	6.96%	—%	18.5%	7.95%	6.18%	28.6%

(1)    Ratios represent annualized consolidated net income divided by quarterly average assets/equity and annual average assets/equity, respectively.

(2)            Short-term borrowings represent federal funds purchased, FHLB advances maturing in less than one year and securities sold under agreement to repurchase.

(3)            Other long-term debt represents FHLB advances as well as long-term notes payable.

(4)            Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2006.  The tax equivalent adjustments were $0.4 million for each of the quarters ended December 31, 2006 and September 30, 2006, and $0.5 million for the quarter ended December 31, 2005.  The tax equivalent adjustments were $1.6 million and $2.0 million for the years ended December 31, 2006 and 2005, respectively.

Net Interest Income

Net interest income of $93.0 million in the fourth quarter of 2006 increased by $3.2 million or 3.6 percent, from $89.8 million in the third quarter of 2006, and increased by $12.0 million or 14.8 percent, from $81.0 million in the fourth quarter of 2005. The increase in the fourth quarter of 2006, compared to the third quarter of 2006 was primarily due to a $5.3 million increase in income from our loan portfolio, partially offset by a $1.0 million decrease in interest income from our investment securities portfolio and an increase in interest expense of $1.3 million.  The increase in interest income from our loan portfolio is primarily related to growth in this portfolio.  Decreases in our investment securities portfolio reflect lower levels of investment securities due to scheduled maturities and prepayments.  The increase in interest expense is primarily related to increases in short-term borrowings and other long-term debt.

As of December 31, 2006, 73.0 percent, or $2.5 billion, of the Company’s outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in the Company’s prime-lending rate or other variable indices, compared to 74.2 percent, or $2.5 billion as of September 30, 2006 and 73.8 percent, or $2.1 billion as of December 31, 2005.

Net Interest Margin

Net interest margin (on a fully tax equivalent basis) was 7.50 percent in the fourth quarter of 2006, compared to 7.45 percent in the third quarter of 2006. This increase was largely due to growth in our loan portfolio and in our noninterest-bearing deposits, partially offset by increases in the balances outstanding of our short-term borrowings and other long-term debt.  In 2006, net interest margin was 7.38 percent, compared to 6.46 percent for 2005. This increase was primarily due to increases in yields and growth of our loan portfolio, partially offset by increases in the levels and rates of our short-term borrowings and other long-term debt.

Noninterest Income

Noninterest income of $45.9 million in the fourth quarter of 2006 increased by $14.9 million or 48.1 percent, from $31.0 million in the third quarter of 2006, and increased by $9.1 million or 24.7 percent from $36.8 million in the fourth quarter of 2005. The increase in the fourth quarter of 2006, compared to the third quarter of 2006 was primarily driven by a $5.8 million increase in net gains on investment securities, a $3.6 million increase in net gains on derivative instruments and a $2.4 million increase in corporate finance fees.

Client Investment Fees

Client investment fees totaled $12.2 million in the fourth quarter of 2006, which represents an increase of $0.6 million or 5.2 percent, compared to client investment fees of $11.6 million for the third quarter of 2006.

Foreign Exchange Fees

Foreign exchange fees totaled $5.6 million in the fourth quarter of 2006, compared to $5.2 million for the third quarter of 2006 and $5.0 million for the fourth quarter of 2005.  For the year ended December 31, 2006, foreign exchange fees totaled $21.0 million, compared to $17.9 million for 2005.  Foreign exchange fees represent the income differential between purchases and sales of foreign currency exchange.  Foreign exchange fees were previously presented as a component of gains on derivative instruments, net, within noninterest income in the consolidated statements of income.

Gains (Losses) on Investment Securities, Net

Net gains on investment securities were $3.8 million in the fourth quarter of 2006, compared to net losses of $2.0 million in the third quarter of 2006 and net gains of $3.4 million in the fourth quarter of 2005. Net gains on investment securities of $3.8 million in the fourth quarter of 2006 were primarily due to $3.6 million from net increases in the fair values of fund investments and realized distributions from these investments in one of our managed fund of funds.  Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net (Income)/Losses of Consolidated Affiliates”. As of December 31, 2006, the Company held investments, either directly or through its managed investment funds, in 361 private equity funds, 46 companies and three venture debt funds.

Gains on Derivative Instruments, Net

	For the three months ended					For the year ended
				% Change from
(Dollars in thousands)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	% Change

Total gains (losses) on foreign exchange forwards, net (1)	$(980)	$182	$50	(638.5)%	—%	$ (219)	$3,410	(106.4)%

Change in fair value of interest rate swap (2)	430	397	—	8.3	—	(3,630)	—	—

Gains on the exercise of warrants, net	4,054	3,693	1,439	9.8	181.7	11,495	9,010	27.6

Equity warrant assets — change in fair value (3):
Cancellations and expirations	(864)	(1,623)	(716)	(46.8)	20.7	(3,963)	(2,952)	34.2
Other changes in fair value	4,247	591	1,933	618.6	119.7	14,266	(2,718)	(624.9)
Total net (losses) gains on equity warrant assets (4)	3,383	(1,032)	1,217	(427.8)	178.0	10,303	(5,670)	(281.7)
Total gains on derivative instruments, net	$6,887	$3,240	$2,706	112.6%	154.5%	$17,949	$6,750	165.9%

(1)            Represents (a) the income differential between foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with clients and opposite way foreign exchange forward contracts/non-deliverable foreign exchange forward contracts with correspondent banks; and (b) the change in the fair value of foreign exchange forward contracts with correspondent banks to economically reduce foreign exchange exposure risk related to certain foreign currency denominated loans.

(2)            Represents the change in the fair value hedge agreement for the three months ended December 31, 2006. For the year ended December 31, 2006, the amount is comprised of a $3.3 million loss for the interest rate swap agreement prior to its designation as a fair value hedge and a $0.3 million loss for the fair value hedge agreement.

(3)            As of December 31, 2006, the Company held warrants in 1,287 companies.

(4)            Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates.  Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net (Income)/Losses of Consolidated Affiliates”.

Noninterest Expense

Noninterest expense for the fourth quarter of 2006 totaled $83.2 million, compared to $75.0 million in the third quarter of 2006.  The increase in noninterest expense of $8.2 million in the fourth quarter of 2006 is mainly attributable to increases in our compensation and benefits expense and business development and travel expense.

Noninterest expense of $322.5 million for the year ended December 31, 2006 increased by $62.6 million or 24.1 percent, compared to $259.9 million for the year ended December 31, 2005, primarily due to an increase of $25.0 million in compensation and benefits expense, a pre-tax charge of $18.4 million related to impairment of goodwill, and an increase of $12.1 million in professional services.  The increase in compensation and benefits expense was largely due to the Company’s adoption of Statement of Financial Accounting Standards 123(R), Share-Based Payment (“SFAS 123(R)”), and from an increase in the number of full-time equivalent employees. The $18.4 million goodwill impairment charge (pre-tax) recognized in 2006 resulted from our annual goodwill impairment assessment of SVB Alliant, our investment banking subsidiary. The increase in professional services expense primarily relates to consulting costs incurred as part of ongoing efforts to enhance and maintain compliance with various regulations.

Share-Based Compensation

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method. SFAS 123(R) requires the Company to measure all employee share-based compensation awards using a fair value based method, estimate award forfeitures, and record such expense in its consolidated statements of income. Consolidated net income for the fourth quarter of 2006 includes $4.6 million (pre-tax) in share-based payment expense, compared to $5.2 million (pre-tax) for the third quarter of 2006. Share-based payment expense is primarily related to stock option, restricted stock and employee stock purchase plan expense calculated in accordance with SFAS 123(R).  Share-based payment expense for the fourth quarter of 2005 was $1.7 million. Prior to our adoption of SFAS 123(R), we were not required to reflect employee stock option and employee stock purchase plan expenses in consolidated net income.

Income Tax Expense

The Company’s effective tax rate was 42.78 percent for the fourth quarter of 2006, which was comparable to 42.69 percent for the third quarter of 2006.  The Company’s effective tax rate for the year ended December 31, 2006 was 42.45 percent, compared to 39.63 percent for the year ended December 31, 2005. The increase in the tax rate for 2006, compared to 2005, was primarily attributable to the tax impact of certain SFAS 123(R) share-based payment expenses.

Credit Quality

(Dollars in thousands)	December 31, 2006	September 30, 2006	December 31, 2005

Nonperforming Loans and Assets:
Loans Past Due 90 Days or More	$—	$—	$1,046
Nonaccrual Loans	10,977	9,322	6,499
Total Nonperforming Loans	10,977	9,322	7,545
Other Real Estate Owned	5,677	5,710	6,255
Total Nonperforming Assets	$16,654	$15,032	$13,800

Nonperforming Loans as a Percentage of Total Gross Loans	0.31%	0.28%	0.26%
Nonperforming Assets as a Percentage of Total Assets	0.28%	0.26%	0.25%

Allowance for Loan Losses	$42,747	$39,549	$36,785
As a Percentage of Total Gross Loans	1.22%	1.18%	1.28%
As a Percentage of Nonperforming Loans	389.42%	424.25%	487.54%
Allowance For Unfunded Credit Commitments (1)	$14,653	$13,751	$17,115
Total Gross Loans	$3,502,202	$3,340,833	$2,863,921

(1)            The “Allowance for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

The Company recognized $3.6 million in gross loan charge-offs and realized $1.9 million in gross loan recoveries during the fourth quarter of 2006.  This compares to gross loan charge-offs of $3.2 million and gross loan recoveries of $2.1 million in the third quarter of 2006. The Company recognized a total of $14.1 million in gross loan charge-offs and realized a total of $10.2 million in gross loan recoveries for the year ended December 31, 2006.  This compares to total gross loan charge-offs of $12.5 million and total gross loan recoveries of $11.4 million for the year ended December 31, 2005.

Client Investment Funds and Deposits

	Period end balances at
(Dollars in millions)	December 31, 2006	September 30, 2006	December 31, 2005

Client Investment Funds (1):
Client Directed Investment Assets	$11,220.9	$10,911.1	$8,863.4
Sweep Money Market Funds	2,573.5	2,332.5	2,247.4
Client Investment Assets Under Management	5,165.5	4,454.8	3,856.7
Total Client Investment Funds	18,959.9	17,698.4	14,967.5

Deposits:
Noninterest-Bearing Demand	3,039.5	2,956.6	2,934.3
Negotiable Order of Withdrawal (NOW)	36.0	30.4	39.6
Money Market	668.8	672.0	961.0
Time	313.3	315.5	317.8
Total Deposits	4,057.6	3,974.5	4,252.7

Total Client Investment Funds and Deposits	$23,017.5	$21,672.9	$19,220.2

(1)            Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Average total client investment funds totaled $18.2 billion during the fourth quarter of 2006, compared to $17.8 billion during the third quarter of 2006.

Minority Interest in Consolidated Affiliates

Minority interest in net income of consolidated affiliates was $1.2 million in the fourth quarter of 2006, compared with net losses of $0.9 million in the third quarter of 2006 and net income of $2.9 million in the fourth quarter of 2005.  Minority interest in net income of consolidated affiliates of $1.2 million in the fourth quarter of 2006 was primarily due to gains on fund investments in one of our managed fund of funds.  Minority interest in the capital of consolidated affiliates increased by $9.3 million for the fourth quarter of 2006, compared to the third quarter of 2006, primarily due to capital calls from consolidated affiliates, partially offset by distributions of realized gains from two consolidated funds.

Stock Repurchase Plan and Stockholders’ Equity

The Company repurchased 200,000 shares of its common stock during the fourth quarter of 2006 at an aggregate cost of $9.5 million, leaving $67.8 million in remaining authorization under its current stock repurchase program, which expires in June 2008.  The Company repurchased 2,144,415 shares of its common stock during the year ended December 31, 2006 at an aggregate cost of $103.8 million.

Stockholders’ equity totaled $628.5 million at December 31, 2006, an increase of $32.7 million, compared to $595.8 million at September 30, 2006, and an increase of $59.2 million, compared to $569.3 million at December 31, 2005.  The increase in stockholders’ equity for the fourth quarter of 2006, compared to the third quarter of 2006 was primarily due to an increase in consolidated net income as well as increases in stock option exercises, partially offset by repurchases of common stock.  Both SVB Financial Group’s and SVB Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of December 31, 2006.

Outlook for the First Quarter of 2007 and the Year Ending December 31, 2007

SVB Financial Group currently expects first quarter 2007 diluted earnings per share to be between $0.63 and $0.69.  This outlook reflects an expectation of somewhat lower growth in average loans and comparable growth in total client funds compared to the fourth quarter of 2006.  We expect the average yield on our loan portfolio and net interest margin to be comparable to the third quarter of 2006.  Our outlook also reflects an expectation of lower noninterest income due to lower gains from investment securities and derivative instruments, and a lower amount of provision for loan losses and unfunded credit commitments along with higher noninterest expense due to higher compensation cost than recorded in the fourth quarter of 2006.  The Company’s effective tax rate is expected to be lower than the fourth quarter of 2006.  For the year ending December 31, 2007, we expect average loans, total client funds, noninterest income, and noninterest expense to grow somewhat more slowly; a higher provision for loan losses and unfunded credit commitments compared to 2006.  The preceding statements regarding our expectations for various financial metrics, including diluted earnings per share, loan and total client funds growth, net interest income, loan yields, net interest margin, noninterest income, gains from investment securities and derivative instruments, provision for loan losses and unfunded credit commitments, noninterest expense and the effective tax rate are forward looking statements.  Actual results may differ.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation, the following:

•             Projections of the Company’s revenues, income, earnings per share, noninterest costs, including professional service, compliance, compensation and other costs, cash flows, balance sheet, capital expenditures, capital structure or other financial items

•             Descriptions of strategic initiatives, plans or objectives of management for future operations, including pending acquisitions

•             Statements about the efficacy of the Company’s strategy

•             Forecasts of venture capital funding levels

•             Forecasts of future interest rates

•             Forecasts of expected levels of provisions for loan losses, loan growth and client funds

•             Forecasts of future economic performance

•             Forecasts of future prevailing interest rates

•             Forecasts of future recoveries on investments

•             Descriptions of assumptions underlying or relating to any of the foregoing

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,”

the negative of such words, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it has based these expectations on its beliefs and assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.

In this release, the Company makes forward-looking statements discussing the Company’s management’s expectations about the following:

•              Its financial results for the first quarter of 2007 and the year ending December 31, 2007, and the components thereof

•             Future performance

•             Future market interest rates

•             Future economic conditions

Factors that may cause the outlook for the first quarter of 2007 and the year ending December 31, 2007 to change include the following:

•                  Accounting changes, as required by generally accepted accounting principles in the United States of America

•                  Changes in the state of the economy or the markets served by the Company

•                  Changes in credit quality of the Company’s loan portfolio

•                  Changes in interest rates or market levels or factors affecting them

•                  Changes in the performance or equity valuation of companies in which the Company has invested or holds derivative instruments or equity warrants assets

•                  Variations from the Company’s expectations as to factors impacting its cost structure

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please see the text under the caption “Risk Factors” included under Item 1A of Part I of the Company’s most recently filed Form 10-K for the annual period ended December 31, 2005 and Form 10-Q for the period ended September 30, 2006. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2006 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On January 25, 2007, the Company will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter and year ended December 31, 2006.  The conference call can be accessed by dialing (866) 916-4782 and referencing the conference ID “6014657.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (Pacific Time), on Thursday, January 25, 2007, through midnight (Pacific Time), on Sunday, February 25, 2007, by dialing (866) 642-1687. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 28 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended			For the year ended
(Dollars in thousands, except per share amounts)	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Interest income:
Loans	$83,948	$78,686	$62,696	$299,001	$219,283
Investment securities:
Taxable	16,809	17,720	20,634	74,523	83,950
Non-taxable	685	737	853	3,026	3,695
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	3,358	3,161	2,263	11,089	9,531
Total interest income	104,800	100,304	86,446	387,639	316,459
Interest expense:
Deposits	2,047	2,197	2,682	8,905	10,933
Borrowings	9,745	8,299	2,755	26,277	6,233
Total interest expense	11,792	10,496	5,437	35,182	17,166
Net interest income	93,008	89,808	81,009	352,457	299,293
Provision for loan losses	4,982	2,767	1,810	9,877	237
Net interest income after provision for loan losses	88,026	87,041	79,199	342,580	299,056
Noninterest income:
Client investment fees	12,181	11,555	9,354	44,345	33,255
Foreign exchange fees	5,551	5,182	4,991	21,045	17,906
Gains on derivative instruments, net	6,887	3,240	2,706	17,949	6,750
Corporate finance fees	4,437	1,999	7,324	11,649	22,063
Deposit service charges	2,924	2,747	2,488	10,159	9,805
Letter of credit and standby letter of credit income	2,334	2,617	2,589	9,943	10,007
Gains (losses) on investment securities, net	3,760	(2,048)	3,435	2,551	4,307
Other	7,785	5,676	3,917	23,565	13,402
Total noninterest income	45,859	30,968	36,804	141,206	117,495
Noninterest expense:
Compensation and benefits (1)	49,887	45,505	41,246	188,588	163,590
Professional services	10,999	11,363	11,670	40,791	28,729
Impairment of goodwill	—	—	—	18,434	—
Net occupancy	4,754	4,112	3,704	17,369	16,210
Furniture and equipment	4,037	3,899	3,527	15,311	12,824
Business development and travel	4,006	3,013	3,107	12,760	10,647
Correspondent bank fees	1,555	1,510	1,405	5,647	5,530
Data processing services	1,306	944	1,042	4,239	4,105
Telephone	1,254	1,040	859	4,081	3,703
(Reduction of)/provision for unfunded credit commitments	902	458	678	(2,461)	927
Other	4,470	3,163	3,499	17,744	13,595
Total noninterest expense	83,170	75,007	70,737	322,503	259,860
Income before minority interest in net (income)/losses of consolidated affiliates and income tax expense	50,715	43,002	45,266	161,283	156,691
Minority interest in net (income)/losses of consolidated affiliates	(1,169)	919	(2,928)	(6,308)	(3,396)
Income before income taxes	49,546	43,921	42,338	154,975	153,295
Income tax expense	21,196	18,751	16,692	65,782	60,758
Net income before cumulative effect of change in accounting principle	28,350	25,170	25,646	89,193	92,537
Cumulative effect of change in accounting principle, net of tax (2)	—	—	—	192	—
Net income	$28,350	$25,170	$25,646	$89,385	$92,537
Earnings per common share — basic before cumulative effect of change in accounting principle	$0.83	$0.73	$0.74	$2.57	$2.64
Earnings per common share — diluted before cumulative effect of change in accounting principle	$0.77	$0.68	$0.67	$2.37	$2.40
Earnings per common share — basic	$0.83	$0.73	$0.74	$2.58	$2.64
Earnings per common share — diluted	$0.77	$0.68	$0.67	$2.38	$2.40
Weighted average shares outstanding — basic	34,290,427	34,417,390	34,868,175	34,680,522	35,114,574
Weighted average shares outstanding — diluted	37,023,600	37,053,519	38,247,703	37,614,646	38,489,189

(1)            Compensation and benefits included share-based payments of $4.6 million, $5.2 million, $1.7 million, $21.3 million and $7.1 million for the three months ended December 31, 2006, September 30, 2006 and December 31, 2005, respectively, and the years ended December 31, 2006 and 2005, respectively.

(2)            The cumulative effect of change in accounting principle, net of tax, on previously granted restricted stock for the effects of adopting SFAS 123(R) Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and per share amounts)	December 31, 2006	September 30, 2006	December 31, 2005
Assets:
Cash and due from banks	$393,284	$305,134	$286,446
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	239,301	295,367	175,652
Investment securities	1,677,928	1,726,499	2,037,270
Loans, net of unearned income	3,482,402	3,319,515	2,843,353
Allowance for loan losses	(42,747)	(39,549)	(36,785)
Net loans	3,439,655	3,279,966	2,806,568
Premises and equipment, net of accumulated depreciation and amortization	37,306	34,131	25,099
Goodwill	21,296	21,243	35,638
Accrued interest receivable and other assets	235,178	210,769	175,042
Total assets	$6,043,948	$5,873,109	$5,541,715

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$3,039,528	$2,956,635	$2,934,278
Negotiable order of withdrawal (NOW)	35,983	30,376	39,573
Money market	668,794	671,968	961,052
Time	313,320	315,481	317,827
Total deposits	4,057,625	3,974,460	4,252,730
Short-term borrowings	683,537	809,767	279,475
Contingently convertible debt	148,441	148,215	147,604
Junior subordinated debentures	51,355	51,201	48,228
Other long-term debt	152,669	2,669	—
Other liabilities	155,792	134,329	124,921
Total liabilities	5,249,419	5,120,641	4,852,958

Minority interest in capital of consolidated affiliates	166,015	156,690	119,456

Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 34,401,230 shares, 34,253,880 shares and 35,164,680 shares outstanding, respectively	34	34	35
Additional paid-in capital	4,873	—	8,439
Retained earnings	641,528	614,964	587,713
Unearned compensation	—	—	(5,792)
Accumulated other comprehensive loss	(17,921)	(19,220)	(21,094)
Total stockholders’ equity	628,514	595,778	569,301
Total liabilities, minority interest and stockholders’ equity	$6,043,948	$5,873,109	5,541,715

Capital Ratios:
Total risk-based capital ratio	13.96%	13.58%	14.75%
Tier 1 risk-based capital ratio	12.35	12.01	12.39
Tier 1 leverage ratio	12.46	12.21	11.64

Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	85.82%	83.52%	66.86%
Book value per share	$18.27	$17.39	$16.22
Full-time equivalent employees	1,140	1,120	1,033

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the three months ended,
	December 31, 2006			September 30, 2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investments (1)	$265,798	$3,358	5.01%	$240,767	$3,161	5.21%
Investment securities:
Taxable	1,459,289	16,809	4.57	1,518,983	17,720	4.63
Non-taxable (2)	61,620	1,054	6.79	66,620	1,134	6.75
Loans:
Commercial	2,636,896	74,000	11.13	2,497,698	69,277	11.00
Real estate construction and term	222,710	3,847	6.85	201,147	3,567	7.04
Consumer and other	291,985	6,101	8.29	277,192	5,842	8.36
Total loans, net of unearned income and allowance for loan losses	3,151,591	83,948	10.57	2,976,037	78,686	10.49
Total interest-earning assets	4,938,298	105,169	8.45	4,802,407	100,701	8.32
Cash and due from banks	243,788			242,194
Allowance for loan losses	(40,923)			(39,088)
Goodwill	21,278			18,521
Other assets (3)	416,756			381,537
Total assets	$5,579,197			$5,405,571

Funding sources:
Interest-bearing liabilities:
NOW deposits	$33,884	$34	0.40%	$33,660	$34	0.40%
Regular money market deposits	159,105	280	0.70	191,418	398	0.82
Bonus money market deposits	513,688	1,055	0.81	551,071	1,145	0.82
Time deposits	317,368	678	0.85	322,310	620	0.76
Short-term borrowings	566,230	7,701	5.40	523,352	7,201	5.46
Contingently convertible debt	148,311	232	0.62	148,090	232	0.62
Junior subordinated debentures	51,077	849	6.59	50,117	845	6.69
Other long-term debt	69,517	963	5.50	837	21	9.95
Total interest-bearing liabilities	1,859,180	11,792	2.52	1,820,855	10,496	2.29
Portion of noninterest-bearing funding sources	3,079,118			2,981,552
Total funding sources	4,938,298	11,792	0.95	4,802,407	10,496	0.87

Noninterest-bearing funding sources:
Demand deposits	2,806,656			2,735,481
Other liabilities	129,484			117,911
Minority interest in capital of consolidated affiliates	164,182			151,496
Stockholders’ equity	619,695			579,828
Portion used to fund interest-earning assets	(3,079,118)			(2,981,552)
Total liabilities, minority interest, and stockholders’ equity	$5,579,197			$5,405,571
Net interest income and margin		$93,377	7.50%		$90,205	7.45%
Total deposits	$3,830,701			$3,833,940

Average stockholders’ equity as a percentage of average assets			11.11%			10.73%

(1)            Includes average interest-bearing deposits in other financial institutions of $34.9 million and $29.1 million for the fourth quarter of 2006 and third quarter of 2006, respectively.

(2)            Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2006. The tax equivalent adjustments were $0.4 million for both the fourth and third quarter of 2006.

(3)            Average investment securities of $191.4 million and $155.6 million for the fourth quarter of 2006 and third quarter of 2006, respectively, were classified as other assets, as they were noninterest-yielding assets.

SVB FINANCIAL GROUP AND SUBSIDIARIES

YEAR END AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the year ended,
	December 31, 2006			December 31, 2005
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investments (1)	$232,634	$11,089	4.77%	$313,266	$9,531	3.04%
Investment securities:
Taxable	1,615,807	74,523	4.61	1,900,027	83,950	4.42
Non-taxable (2)	68,371	4,656	6.81	84,151	5,685	6.76
Loans:
Commercial	2,419,286	263,878	10.91	1,969,204	194,018	9.85
Real estate construction and term	195,041	13,422	6.88	159,123	10,032	6.30
Consumer and other	267,761	21,701	8.10	240,035	15,233	6.35
Total loans, net of unearned income and allowance for loan losses	2,882,088	299,001	10.37	2,368,362	219,283	9.26
Total interest-earning assets	4,798,900	389,269	8.11	4,665,806	318,449	6.83
Cash and due from banks	242,305			227,869
Allowance for loan losses	(38,808)			(37,144)
Goodwill	27,653			35,638
Other assets (3)	357,385			297,608
Total assets	$5,387,435			$5,189,777

Funding sources:
Interest-bearing liabilities:
NOW deposits	$36,999	$151	0.41%	$33,196	$134	0.40%
Regular money market deposits	210,933	1,675	0.79	406,843	2,834	0.70
Bonus money market deposits	569,122	4,738	0.83	792,123	6,057	0.76
Time deposits	318,855	2,341	0.73	297,286	1,908	0.64
Short-term borrowings	400,913	21,131	5.27	69,499	2,698	3.88
Contingently convertible debt	148,002	929	0.63	147,181	941	0.64
Junior subordinated debentures	50,223	3,211	6.39	49,309	2,330	4.73
Other long-term debt	17,741	1,006	5.67	8,035	264	3.29
Total interest-bearing liabilities	1,752,788	35,182	2.01	1,803,472	17,166	0.95
Portion of noninterest-bearing funding sources	3,046,112			2,862,334
Total funding sources	4,798,900	35,182	0.73	4,665,806	17,166	0.37

Noninterest-bearing funding sources:
Demand deposits	2,785,948			2,637,028
Other liabilities	115,516			114,012
Minority interest in capital of consolidated affiliates	143,977			93,839
Stockholders’ equity	589,206			541,426
Portion used to fund interest-earning assets	(3,046,112)			(2,862,334)
Total liabilities, minority interest, and stockholders’ equity	$5,387,435			$5,189,777
Net interest income and margin		$354,087	7.38%		$301,283	6.46%
Total deposits	$3,921,857			$4,166,476
Average stockholders’ equity as a percentage of average assets			10.94%			10.43%

(1)            Includes average interest-bearing deposits in other financial institutions of $31.0 million and $20.4 million for 2006 and 2005, respectively.

(2)            Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2006. The tax equivalent adjustments were $1.6 million and $2.0 million for the years ended December 31, 2006 and 2005, respectively.

(3)            Average investments of $151.2 million and $124.8 million for 2006 and 2005, respectively, were classified as other assets, as they were noninterest-yielding assets.

Use of Non-GAAP Financial Measure

To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), SVB Financial Group uses a certain non-GAAP measure (non-GAAP net income) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The GAAP measure most directly comparable to non-GAAP net income is net income. The Company believes that as certain items do not occur in every reporting period, period-by-period comparisons by investors are facilitated by presentation of this non-GAAP financial measure and its core operating expenses and performance. A reconciliation of the non-GAAP financial measure to GAAP information is set forth in the table below.

SVB Financial Group believes that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding the Company’s performance by excluding certain items that do not occur in every reporting period of the Company’s core business, operating results or future outlook. SVB Financial Group’s management uses, and believes that investors benefit from referring to, this non-GAAP financial measure in assessing the Company’s operating results and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates a comparison of the Company’s performance to prior periods. In the financial table below, SVB Financial Group has provided a reconciliation of the most comparable non-GAAP financial measure to the GAAP financial measure used in this press release.

The following table reconciles non-GAAP Net Income to GAAP Net Income for the years ended December 31, 2006 and 2005.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP TO GAAP NET INCOME

(Unaudited)

	For the year ended
(Dollars in thousands)	December 31, 2006	December 31, 2005

Non-GAAP Net Income	$99,833	$92,537
Impact of impairment of goodwill on income before income taxes (1)	(18,434)	—
Impact of impairment of goodwill on income tax benefit (2)	7,986	—
GAAP Net Income	$89,385	$92,537

(1)            Goodwill impairment charge for SVB Alliant recognized in the quarter ended June 30, 2006.

(2)            Tax benefit recognized in the quarter ended June 30, 2006 from goodwill impairment at SVB Alliant tax rate.